ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-261476 Dated October 15, 2024

Lookback Trigger PLUS Based on the Value of the S&P 500® Index due on or about November 4, 2026

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

This document provides a summary of the terms of the Lookback Trigger Performance Leveraged Upside SecuritiesSM (the “Lookback Trigger PLUS” or “Trigger PLUS”). Investors should carefully review the accompanying preliminary pricing supplement for the Trigger PLUS, the accompanying product supplement, the underlier supplement, the prospectus supplement and the prospectus, as well as the “Risk Considerations” section below, before making an investment decision.

The Trigger PLUS do not guarantee any return of principal at maturity and you could lose significant portion or all of your investment. The Trigger PLUS are senior unsecured debt securities issued by The Bank of Nova Scotia (“BNS”), and all payments on the Trigger PLUS are subject to the credit risk of BNS. As used in this document, “we,” “us,” or “our” refers to BNS.

SUMMARY TERMS
Issuer:	The Bank of Nova Scotia
Issue:	Senior Note Program, Series A
Underlying index:	S&P 500® Index (Bloomberg Ticker: “SPX”)
Stated principal amount:	$1,000.00 per Trigger PLUS
Issue price:	$1,000.00 per Trigger PLUS
Minimum investment:	$1,000 (1 Trigger PLUS)
Coupon:	None
Pricing date:	October 31, 2024
Original issue date:	November 5, 2024 (3 business days after the pricing date; see preliminary pricing supplement).
Valuation date:	October 30, 2026, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Maturity date:	November 4, 2026, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Payment at maturity per Trigger PLUS:

￭ If the final index value is greater than the initial index value:

$1,000.00 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

￭ If the final index value is less than or equal to the initial index value but greater than or equal to the trigger level:

$1,000.00

￭ If the final index value is less than the trigger level:

$1,000.00 + ($1,000.00 × underlying return)

If the final index value is less than the trigger level, you will lose 1% for every 1% that the final index value falls below the initial index value and you could lose up to your entire investment in the Trigger PLUS.

Underlying return:	(final index value – initial index value) / initial index value
Leverage factor:	125%
Leveraged upside payment:	$1,000.00 × leverage factor × underlying return
Maximum gain:	19.00%
Maximum payment at maturity:	$1,190.00 per Trigger PLUS (119.00% of the stated principal amount)
Trigger level:	90.00% of the initial index value
Initial index value:	The lowest index closing value of the underlying index on any trading day during the lookback observation period
Lookback observation period:	Each trading day from and including the pricing date to and including December 2, 2024, subject to adjustment as described in the preliminary pricing supplement
Final index value:	The index closing value of the underlying index on the valuation date
CUSIP/ISIN:	06418TAB5 / US06418TAB52
Listing:	The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Commission:	$25.00 per stated principal amount
Estimated value on the pricing date:	Expected to be between $938.46 and $968.46 per Trigger PLUS. See “Risk Factors” in the preliminary pricing supplement.
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/9631/000183988224033703/bns_424b2-20289.htm

HYPOTHETICAL PAYOUT

The below figures are based on a hypothetical leverage factor of 125%, a hypothetical maximum gain of 19.00% and hypothetical trigger level of 90.00% and are purely hypothetical (the actual terms of your Trigger PLUS will be determined on the pricing date and will be specified in the final pricing supplement).

Hypothetical Payment at Maturity

Underlying Return	Payment at Maturity
+50.00%	$1,190.00
+40.00%	$1,190.00
+30.00%	$1,190.00
+25.00%	$1,190.00
+20.00%	$1,190.00
+15.20%	$1,190.00
+15.00%	$1,875.00
+12.00%	$1,150.00
+9.00%	$1,112.50
+6.00%	$1,075.00
+3.00%	$1,037.50
0.00%	$1,000.00
-5.00%	$1,000.00
-10.00%	$1,000.00
-20.00%	$800.00
-30.00%	$700.00
-40.00%	$600.00
-50.00%	$500.00
-60.00%	$400.00
-70.00%	$300.00
-80.00%	$200.00
-90.00%	$100.00
-100.00%	$0.00

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You will find a link to the accompanying preliminary pricing supplement for the Trigger PLUS above and links to the accompanying product supplement, underlier supplement, prospectus supplement and prospectus for the Trigger PLUS under “Additional Information About BNS and the Trigger PLUS” in the preliminary pricing supplement, which you should read and understand prior to investing in the Trigger PLUS.

The issuer has filed a registration statement (including a prospectus as supplemented by a prospectus supplement, underlier supplement, product supplement and the preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying prospectus in that registration statement and the other documents the issuer has filed with the SEC, including the accompanying preliminary pricing supplement and the accompanying prospectus supplement, underlier supplement and product supplement, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (212) 225-5678. Our Central Index Key, or CIK, on the SEC web site is 0000009631.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to Return Characteristics

▪Risk of significant loss at maturity; you may lose up to your entire investment.

▪The stated payout from the issuer applies only at maturity.

▪Your potential return on the Trigger PLUS is limited to the maximum gain.

▪The initial index value will not be determined until the end of the lookback observation period.

▪You will not receive any interest payments.

▪The amount payable on the Trigger PLUS is not linked to the value of the underlying index at any time other than the valuation date.

▪Owning the Trigger PLUS is not the same as owning the index constituent stocks.

Risks Relating to Characteristics of the Underlying Index

▪An investment in the Trigger PLUS involves market risk associated with the underlying index.

▪There can be no assurance that the investment view implicit in the Trigger PLUS will be successful.

▪The underlying index reflects price return, not total return.

▪Changes affecting the underlying index could have an adverse effect on the market value of, and any amount payable on, the Trigger PLUS.

▪There is no affiliation between the index sponsor and BNS, and BNS is not responsible for any disclosure by such index sponsor.

Risks Relating to Estimated Value and Liquidity

▪BNS’ initial estimated value of the Trigger PLUS at the time of pricing (when the terms of your Trigger PLUS are set on the pricing date) will be lower than the issue price of the Trigger PLUS.

▪Neither BNS’ nor SCUSA’s estimated value of the Trigger PLUS at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities.

▪BNS’ initial estimated value of the Trigger PLUS does not represent future values of the Trigger PLUS and may differ from others’ (including SCUSA’s) estimates.

▪The Trigger PLUS have limited liquidity.

▪The price at which SCUSA would buy or sell your Trigger PLUS (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Trigger PLUS. SCUSA’s estimated value of the Trigger PLUS is determined by reference to its pricing models and takes into account BNS’ internal funding rate.

▪The price of the Trigger PLUS prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount.

Risks Relating to General Credit Characteristics

▪Payments on the Trigger PLUS are subject to the credit risk of BNS.

Risks Relating to Hedging Activities and Conflicts of Interest

▪Hedging activities by BNS and SCUSA may negatively impact investors in the Trigger PLUS and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Trigger PLUS.

▪We, SCUSA and our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the index constituent stock issuers and the market activities by us, SCUSA or our other affiliates for our or their own respective accounts or for our clients could negatively impact investors in the Trigger PLUS.

▪Activities conducted by BNS and its affiliates may impact the value of the underlying index and the value of the Trigger PLUS.

▪The calculation agent will have significant discretion with respect to the Trigger PLUS, which may be exercised in a manner that is adverse to your interests.

▪BNS and its affiliates may publish research or make opinions or recommendations that are inconsistent with an investment in the Trigger PLUS.

Risks Relating to Canadian and U.S. Federal Income Taxation

▪Uncertain tax treatment. Significant aspects of the tax treatment of the Trigger PLUS are uncertain. You should consult your tax advisor about your tax situation. See “Additional Information About the Trigger PLUS — Tax Considerations” and “— Material Canadian Income Tax Consequences” in the preliminary pricing supplement.

Underlying Index

For information about the underlying index, including historical performance information, see “Information About the Underlying Index” in the preliminary pricing supplement.

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